Exhibit (d)(3)

August 3, 2012

CONFIDENTIALITY AGREEMENT

In connection with a possible interest in a possible business combination (the “Transaction”) involving Cascade Corporation (the “Company”), it will be necessary for us to furnish each other with certain information relating to the Company or the Transaction.

All such information (whether written or oral) furnished after the date hereof by either party or its directors, officers, employees, parent company, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants), agents or potential sources of financing for the Transaction (collectively, “Representatives”) to the other party or its Representatives and all analyses, compilations, forecasts, studies or other documents prepared by the receiving party or its Representatives in connection with its or their review of, or its interest in, the Transaction which contain or reflect any such information are hereinafter referred to as the “Information.”

In case the Information is disclosed in writing or other tangible media, the disclosing party shall mark the Information as confidential or similar designation at the time of disclosure. In case the Information is disclosed orally or visually, the disclosing party shall make a contemporaneous oral statement at the time of disclosure that the Information so disclosed is confidential and designate as confidential in writing and deliver it to the receiving party within ten (10) calendar days after the disclosure.

The term Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by the receiving party or its Representatives in violation of this letter agreement or other obligation of confidentiality, (ii) is or becomes available to the receiving party on a nonconfidential basis from a source (other than the disclosing party or its Representatives) not known by the receiving party to be prohibited from disclosing such information to the receiving party by a legal, contractual or fiduciary obligation, (iii) is known to the receiving party at the time of disclosure, or (iv) is independently developed by the receiving party..

Accordingly, we hereby agree that:

1.

The receiving party and its Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without the prior written consent of the disclosing party, disclose any Information in any manner whatsoever, in whole or in part and (ii) will not use any Information other than in connection with the Transaction; provided, however, that the receiving party may reveal the Information or portions thereof to its

Representatives (a) who need to know the Information for the purpose of evaluating the Transaction, (b) who are informed by the receiving party of the confidential nature of the Information and (c) who are directed by the receiving party to treat the Information in a manner consistent with the terms of this letter agreement and only in connection with the consideration of a Transaction. The receiving party will be responsible for any breach of this letter agreement by any of its Representatives.

2.	Each party and its Representatives) will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without prior written consent of the other party, disclose to any person the fact that the Information exists or has been made available, that you or us are considering a Transaction involving the Company, or that discussions or negotiations are taking or have taken place or may take place concerning the Transaction or involving the Company or any term, condition or other fact relating to the Transaction or such discussions or negotiations, including, without limitation, the status thereof or the subject matter of this letter agreement.

3.	In the event that the receiving party or any of its Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information of the disclosing party, the receiving party will notify the disclosing party promptly (unless prohibited by law) so that the disclosing party may seek an appropriate protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this letter agreement (and if the disclosing party seeks such an order, the receiving party will provide such cooperation as the disclosing party shall reasonably request). In the event that no such protective order or other remedy is obtained or that the disclosing party waives compliance with the terms of this letter agreement and that the receiving party or any of its Representatives are nonetheless legally compelled to disclose such Information, the receiving party or its Representatives, as the case may be, will furnish only that portion of the Information which the receiving party are advised by counsel is legally required and will give the disclosing party written notice (unless prohibited by law) of the Information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

4.	If either party determines not to proceed with a Transaction, such party will promptly inform the other party of that decision. In that case, and at any time upon the request of the disclosing party or any of its Representatives, the receiving party will (i) promptly deliver to the disclosing party at its own expense or, at the request of the disclosing party, destroy all copies of the written Information in the possession of the receiving party or its Representatives that was delivered to the receiving party by the disclosing party or on its behalf and (ii) promptly destroy all analyses, compilations, summaries, studies and other material prepared by the receiving party or its Representatives and based in whole or in part on, or otherwise containing or reflecting any of, the Information. The receiving party will confirm any such destruction to the disclosing party in writing. Any oral Information will continue to be subject to the terms of this letter agreement.

5.	Both parties acknowledge that neither we nor you, nor our or your Representatives, nor any of our or your officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), make any representation or warranty, express or implied, as to the accuracy or completeness of the Information, and both parties agree that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. Both parties further agree that neither party is entitled to rely on the accuracy or completeness of the Information and that each party will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

6.	You hereby acknowledge that we are aware, and that you will advise your Representatives who are informed of the matters that are the subject of this letter agreement, that the United States securities laws prohibit any person who has received from the issuer of such securities material, nonpublic information concerning the matters that are the subject of this letter agreement from purchasing or selling securities of such issuer or from communicating such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. We hereby represent that, as of the date hereof, our affiliates and associates (as such terms are defined in Rule 12b-2 of the Exchange Act), beneficially own in the aggregate less than 5% of the outstanding voting securities of the Company.

7.	We agree that, for a period of three years from the date of this letter agreement, you will not, without the prior written consent of the Company, directly or indirectly, solicit for employment or hire any employee of the Company or any of its subsidiaries with whom you have had contact or who became known to you in connection with your consideration of the Transaction; provided, however, that the foregoing provision will not prevent you from employing any such person who contacts you on his or her own initiative without any direct or indirect solicitation by or encouragement from you.

8.	Both parties acknowledge and agree that (a) each party and its Representatives are free to conduct the process relating to a possible Transaction as such party and its Representatives, in its sole discretion, determine (including, without limitation, conduct of any due diligence process, negotiating with any prospective participant in a Transaction and entering into a preliminary or definitive agreement to effect a Transaction without prior notice to the other party or any other person), (b) each party reserves the right, in its sole discretion, to change the procedures relating to its consideration of the Transaction at any time without prior notice to the other party or any other person, to reject any and all proposals made by the other party or any of the other party’s Representatives with respect to the Transaction and to terminate discussions and negotiations with the other party at any time and for any reason, and (c) unless and until a written definitive agreement concerning the Transaction has been executed, neither party nor any of its Representatives will have any liability to the other party with respect to the Transaction or any obligation of any kind whatsoever with respect to a Transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to the Transaction or otherwise.

9.	Both parties acknowledge that remedies at law may be inadequate to protect non-breaching party against any actual or threatened breach of this letter agreement by the other party or by its Representatives, and, without prejudice to any other rights and remedies otherwise available to such non-breaching party, the breaching party agrees to the granting of specific performance and injunctive or other equitable relief in favor of the non-breaching party without proof of actual damages and the breaching party further agrees to waive, and to use all reasonable efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this letter agreement has been breached by either party or its Representatives, then the breaching party will reimburse the other party for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation.

10.	Unless otherwise specifically provided herein, the provisions of this letter agreement will be effective for a period of two (2) years commencing as of the date hereof.

11.	Both parties agree that no failure or delay by either party or any of its Representatives in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right hereunder.

12.	This letter agreement will be governed by and construed in accordance with the laws of the State of Oregon applicable to contracts between residents of that State and executed in and to be performed entirely within that State.

13.	This letter agreement contains the entire agreement between us concerning the confidentiality of the Information, and no provision of this letter agreement may be waived, amended or modified, in whole or in part, nor any consent given, unless approved in writing by the duly authorized representatives of both parties, which writing specifically refers to this letter agreement and the provision so amended or modified or for which such waiver or consent is given. In the event that any provision of this letter agreement is deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this letter agreement will not in any way be affected or impaired thereby.

Please indicate your acceptance of the above by signing and returning a copy of this letter to us as soon as possible.

Understood and accepted:

Name: Richard S. Anderson

Signature: /s/ Richard S. Anderson

Title: Chief Operating Officer

Company: Cascade Corporation

Date: August 3, 2012

Understood and accepted:

Name: Brett Wood

Signature: /s/ Brett Wood

Title: Chairman

Company: Toyota Material Handling, U.S.A., Inc.

Date: August 3, 2012